PRESS RELEASE

CONTACT: Viropro, Inc.

Jersey City, New Jersey 07306

Hugh Johnson

1.201.217.4137

VIROPRO ANNOUNCES CONVERSION OF EXISTING DEBT

JERSEY CITY, N.J. — (March 7, 2003) — Viropro, Inc. (OTC BB: VROP) announced today that Jade Investments (Bahamas), Ltd. has acquired majority control of the Company.  Jade, a major shareholder controlled entity, has been a longstanding shareholder and supporter of the Company.

In September of 1997, Jade provided the first of multiple loans to the Company the last of which was executed in June of 1999 when the total indebtedness without interest was more than $575,000 USD.  There had never been any payments nor interest payments made since the inception of this debt.  In February of 2003, Jade notified the Company of its desire to convert this loan and its applicable interest to common stock under the terms provided to it under the original loan agreement.  Jade additionally agreed to forgive the interest due for the current period and to round down the number of shares to be issued in conversion of the loan.

The Board of the Company voted to approve the issuance of 42,500,000 shares of common stock to Jade in conversion of the $861,366 due and owing to Jade on December 31, 2002. This loan was converted at a rate per share of double the bid price for the common stock of the Company as of the date of the conversion.

The Management and Board of the Company shall remain intact for the foreseeable future.

Safe Harbor Disclosure - This Press Release contains or incorporates by reference “forward-looking statements,” including certain information with respect to plans and strategies of Viropro, Inc. For this purpose, any statements contained herein or incorporated herein by reference that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the forgoing, the words “anticipate(s),” “believe(s),” “expect(s),” “intend(s),” “plan(s),” potential(ly)” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause actual events or actual results of VROP to differ materially from those indicated by such forward-looking statements.